Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Farmers National Banc Corp. of our report dated March 6, 2025 relating to the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Farmers National Banc Corp. for the year ended December 31, 2024, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Columbus, Ohio

November 24, 2025